================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                               Mortgage.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    61910V102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 61910V102                    13G                   PAGE 2 OF 14 PAGES
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Item 1(a).   Name of Issuer
             --------------
             Mortgage.com, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices
             -----------------------------------------------
             1643 North Harrison Parkway
             Sunrise, FL 33323

Item 2(a).   Name of Person Filing
             ---------------------
             This statement is filed by Canaan Equity L.P. ("Canaan Equity"), a Delaware limited partnership, Canaan Equity Partners LLC ("CEP"), a Delaware limited liability company, and Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, and Eric A. Young. CEP serves as sole general partner of Canaan Equity. Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young serve as managers of CEP. This statement is also filed by Canaan Capital Limited Partnership ("Canaan Capital"), a Delaware limited partnership, Canaan Capital Offshore Limited Partnership C.V. ("Canaan Capital Offshore"), a Netherlands Antilles limited partnership, Canaan Capital Management L.P. ("Canaan Capital Management"), a Delaware limited partnership, Canaan Capital Offshore Management, N.V. ("Canaan Corporation"), a Netherlands Antilles corporation, Canaan Capital Partners L.P. ("Canaan Partners"), a Delaware limited partnership, and Messrs. Rein, Green, Kamra, Kopchinsky, Young and James J. Fitzpatrick (who serve as general partners of Canaan Partners). Canaan Capital Management serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore. Canaan Corporation serves as the other general partner of Canaan Capital Offshore. Canaan Partners serves as the general partner of Canaan Capital Management. All of the entities and persons mentioned above are collectively referred to as the "Reporting Persons" in this
             Schedule 13G.

Item 2(b).   Address of Principal Business Office or, if None, Residence
             -----------------------------------------------------------
             Except in the case of Canaan Capital Offshore, Canaan Corporation, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 4.      Ownership
             ---------
             Not Applicable.

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CUSIP NO. 61910V102                    13G                   PAGE 3 OF 14 PAGES
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Item 5.      Ownership of Five Percent or Less of a Class
             --------------------------------------------
             Each Reporting Person ceased to own beneficially more than 5% of the outstanding Common Stock of Mortgage.com, Inc. as of December 31, 2001.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 14, 2001 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF MORTGAGE.COM, INC. REMAIN UNCHANGED.

DATE:  February 12, 2002
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CUSIP NO. 61910V102                    13G                   PAGE 4 OF 14 PAGES
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                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Equity L.P.

By:      Canaan Equity Partners LLC
         Its General Partner

By:                  *
         ------------------------
         Manager

Canaan Equity Partners LLC

By:                  *
         ------------------------
         Manager

Canaan Capital Limited Partnership

By:      Canaan Capital Management L. P.
         Its General Partner

By:      Canaan Capital Partners L.P.
         Its General Partner

By:                  *
         ------------------------
         General Partner


Canaan Capital Offshore Limited Partnership C.V.

By:      Canaan Capital Management L. P.
         Its General Partner

By:      Canaan Capital Partners L.P.
         Its General Partner

By:                  *
         ------------------------
         General Partner


Canaan Capital Management L. P.

By:      Canaan Capital Partners L.P.
         Its General Partner

By:                  *
         ------------------------
         General Partner

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CUSIP NO. 61910V102                    13G                   PAGE 5 OF 14 PAGES
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Canaan Capital Offshore Management, N.V.

By:                  *
         ------------------------
         Director


Canaan Capital Partners L.P.

By:                  *
         ------------------------
         General Partner


               *
---------------------------------
Harry T. Rein

               *
---------------------------------
James C. Furnivall

               *
---------------------------------
James J. Fitzpatrick

               *
---------------------------------
Stephen L. Green

               *
---------------------------------
Deepak Kamra

               *
---------------------------------
Gregory Kopchinsky

               *
---------------------------------
Guy M. Russo

               *
---------------------------------
John V. Balen

               *
---------------------------------
Eric A. Young
                                                    *By:  /s/ Guy M. Russo
                                                          ----------------------
                                                          Guy M. Russo
                                                          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

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CUSIP NO. 61910V102                    13G                   PAGE 6 OF 14 PAGES
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Mortgage.com, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Canaan Equity L.P.

By:      Canaan Equity Partners LLC
         Its General Partner

By:                  *
         ------------------------
         Manager

Canaan Equity Partners LLC

By:                  *
         ------------------------
         Manager


Canaan Capital Limited Partnership

By:      Canaan Capital Management L. P.
         Its General Partner

By:      Canaan Capital Partners L.P.
         Its General Partner

By:                  *
         ------------------------
         General Partner


Canaan Capital Offshore Limited Partnership C.V.

By:      Canaan Capital Management L. P.
         Its General Partner

By:      Canaan Capital Partners L.P.
         Its General Partner

By:                  *
         ------------------------
         General Partner


Canaan Capital Management L.P.

By:      Canaan Capital Partners L.P.
         Its General Partner

By:                  *
         ------------------------
         General Partner

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CUSIP NO. 61910V102                    13G                   PAGE 7 OF 14 PAGES
===================                                          ===================

Canaan Capital Offshore Management, N.V.

By:                  *
         ------------------------
         Director


Canaan Capital Partners L.P.

By:                  *
         ------------------------
         General Partner


               *
---------------------------------
Harry T. Rein


               *
---------------------------------
James J. Fitzpatrick


               *
---------------------------------
James C. Furnivall


               *
---------------------------------
Stephen L. Green


               *
---------------------------------
Deepak Kamra


               *
---------------------------------
Gregory Kopchinsky


               *
---------------------------------
Guy M. Russo


               *
---------------------------------
John V. Balen

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CUSIP NO. 61910V102                    13G                   PAGE 8 OF 14 PAGES
===================                                          ===================

               *
---------------------------------
Eric A. Young

                                                    *By:  /s/ Guy M. Russo
                                                          ----------------------
                                                          Guy M. Russo
                                                          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

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CUSIP NO. 61910V102                    13G                   PAGE 9 OF 14 PAGES
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity L.P. or Canaan Equity Partners LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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CUSIP NO. 61910V102                    13G                   PAGE 10 OF 14 PAGES
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           IN WITNESS WHEREOF, this Power of Attorney has been signed as of the
14th day of February, 2001.


CANAAN EQUITY L.P.

By:  Canaan Equity Partners LLC
        Its General Partner

By:     /s/ Harry T. Rein
      ---------------------------
        Member/Manager


CANAAN EQUITY PARTNERS LLC

By:     /s/ Harry T. Rein
      ---------------------------
        Member/Manager


  /s/ Harry T. Rein
---------------------------------
Harry T. Rein



  /s/ Guy M. Russo
---------------------------------
Guy M. Russo



  /s/ Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky



  /s/ Eric A. Young
---------------------------------
Eric A. Young



  /s/ Stephen L. Green
---------------------------------
Stephen L. Green



  /s/ James C. Furnivall
---------------------------------
James C. Furnivall

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CUSIP NO. 61910V102                    13G                   PAGE 11 OF 14 PAGES
===================                                          ===================


  /s/ Deepak Kamra
---------------------------------
Deepak Kamra


  /s/ John V. Balen
---------------------------------
John V. Balen

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CUSIP NO. 61910V102                    13G                   PAGE 12 OF 14 PAGES
===================                                          ===================


                                POWER OF ATTORNEY


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Capital Limited Partnership; Canaan Capital Offshore Limited Partnership C.V.; Canaan Capital Offshore Management, N.V.; Canaan Capital Management L.P. or Canaan Capital Partners, L.P. pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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CUSIP NO. 61910V102                    13G                   PAGE 13 OF 14 PAGES
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IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of
February, 2001.

CANAAN CAPITAL LIMITED PARTNERSHIP

By:  Canaan Capital Management, L.P.
        Its General Partner

By:  Canaan Capital Partners, L.P.
        Its General Partner

By:    /s/ Harry T. Rein
     ----------------------------
       General Partner


CANAAN CAPITAL OFFSHORE LIMITED PARTNERSHIP C.V.

By:  Canaan Capital Management, L.P.
        Its General Partner

By:  Canaan Capital Partners, L.P.
        Its General Partner

By:     /s/ Harry T. Rein
      ---------------------------
        General Partner


CANAAN CAPITAL OFFSHORE MANAGEMENT, N.V.

By:     /s/ Harry T. Rein
      ---------------------------
        Director


CANAAN CAPITAL MANAGEMENT, L.P.

By:  Canaan Capital Partners, L.P.
        Its General Partner

By:     /s/ Harry T. Rein
      ---------------------------
        General Partner


CANAAN CAPITAL PARTNERS, L.P.

By:     /s/ Harry T. Rein
      ---------------------------
        General Partner

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CUSIP NO. 61910V102                    13G                   PAGE 14 OF 14 PAGES
===================                                          ===================

  /s/ Harry T. Rein
---------------------------------
Harry T. Rein


  /s/ James J. Fitzpatrick
---------------------------------
James J. Fitzpatrick


  /s/ Stephen L. Green
---------------------------------
Stephen L. Green


  /s/ Deepak Kamra
---------------------------------
Deepak Kamra


  /s/ Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky



  /s/ Eric A. Young
---------------------------------
Eric A. Young



  /s/ John V. Balen
---------------------------------
John V. Balen